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        SECURITIES AND EXCHANGE COMMISSION   |  Expires:      October 31, 2001 |
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                                   FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
 REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number    33-75156
                                                                ----------------

                          GARDEN STATE NEWSPAPERS, INC.
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             (Exact name of registrant as specified in its charter)

              1560 Broadway, Denver, Colorado 80202, (303) 837-0886
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 12% Senior Subordinated Secured Notes due 2004
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            (Title of each class of securities covered by this Form)

                    8 5/8% Senior Subordinated Notes due 2011
                    8.75% Senior Subordinated Notes due 2009
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  | |             Rule 12h-3(b)(1)(i)  |X|
            Rule 12g-4(a)(1)(ii) | |             Rule 12h-3(b)(1)(ii) | |
            Rule 12g-4(a)(2)(i)  | |             Rule 12h-3(b)(2)(i)  | |
            Rule 12g-4(a)(2)(ii) | |             Rule 12h-3(b)(2)(ii) | |
                                                 Rule 15d-6           | |

   Approximate number of holders of record as of the certification or notice
date:             None
       ---------------------------

   Pursuant to the requirements of the Securities Exchange Act of 1934 Garden State Newspapers, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:         05/12/99              By:    /s/ Joseph J. Lodovic, IV
      ---------------------------       ------------------------------------
                                    Name:  Joseph J. Lodovic, IV
                                    Title: Executive Vice President,
                                            Chief Financial Officer and
                                            Duly Authorized Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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